Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333-287248) of Hertz Global Holdings, Inc., and
(2)Registration Statement (Form S-8 No. 333-260913) pertaining to the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan;

of our reports dated February 26, 2026, with respect to the consolidated financial statements of Hertz Global Holdings, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Hertz Global Holdings, Inc. and subsidiaries, included in this Annual Report (Form 10-K) of Hertz Global Holdings, Inc. and subsidiaries for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Tampa, Florida
February 26, 2026